EXHIBIT 21.1


      Registrant's Subsidiaries and States of Organization

                    As of September 26, 2000




                                             State of
          Subsidiary                         Organization
          ----------                         ------------

          Dougherty's Pharmacy, Inc.         Texas

          Park Infusion Services, L.P.       Texas

          Park LP Holdings, Inc.             Nevada

          Park Operating GP, LLC             Texas

          Raven's Pharmacy, Inc.             Texas

          Rx-Pro.Com, Inc.                   Texas

          Total Pharmacy Supply, Inc.        Texas